Exhibit 99.1

Aspect Medical Systems Extends Term of Distribution Rights Granted to Boston Scientific

NEWTON, Mass.—(BUSINESS WIRE)—Jan. 31, 2005—Aspect Medical Systems, Inc. (NASDAQ: ASPM) announced that it has amended its product development agreement with Boston Scientific Corporation to provide a two year extension to the period during which Boston Scientific may exercise an option to distribute sedation management technology for interventional and specialty medical procedure suites. The agreement between Boston Scientific and Aspect, originally established in August 2002, supports Aspect’s development of BIS™ monitoring solutions for sedation management during less-invasive procedures, and provides Boston Scientific with the option to distribute these products. This amendment extends until the end of 2006 Boston Scientific’s right to exercise its option and until the end of 2014 the term of its distribution rights.

Clinical studies evaluating the use of BIS during routine endoscopy procedures have been completed and submitted for presentation at the Digestive Disease Week meeting scheduled for May 2005. “The initial utility studies have shown some promising results and several early adopters are using BIS during endoscopy procedures,” said Nassib Chamoun, president and CEO of Aspect. “However, Boston Scientific and Aspect agree that additional studies will be useful to establish the value of BIS monitoring in this environment – particularly to explore the potential role of BIS in increasing patient comfort, safety and satisfaction in less-invasive settings.”

Chamoun continued, “Aspect’s collaboration with Boston Scientific has advanced our understanding of the way sedation is given to patients in specialty procedure rooms, such as the gastrointestinal endoscopy suite, and it has helped define the role of BIS monitoring in optimizing care in this environment. This has become increasingly important as a result of the recent JCAHO Sentinel Event Alert on anesthesia awareness, which has drawn attention to how sedation is given throughout the hospital and has made patient comfort and safety during sedation a priority for healthcare facilities.”

Commenting on the agreement extension, Larry Best, executive vice president for finance and administration, and chief financial officer of Boston Scientific said, “Our relationship with Aspect continues to be strong and we are pleased with Aspect’s progress in evaluating the role of BIS monitoring for less-invasive medical procedures.” He continued, “By extending this agreement, Aspect will continue to use its strengths in product development and clinical validation of brain monitoring solutions designed to help clinicians enhance the quality and safety of sedation management during less invasive procedures.”

About BIS Monitoring

Using a sensor placed on the patient’s forehead, BIS monitoring translates information from the electroencephalogram (EEG) into a single number that represents each patient’s level of consciousness. This number – the BIS value – ranges from 100 (indicating an awake patient) to zero (indicating the absence of brain activity). Using the BIS value to guide administration of anesthetic medication, in conjunction with other vital signs, allows clinicians to make better informed decisions to achieve optimal anesthesia.

About Aspect Medical Systems, Inc.

Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. Aspect’s BIS technology directly measures the effects of anesthetics and sedatives on the brain. The technology has been used to assess more than 9.7 million patients and has been the subject of approximately 1,700 published articles and abstracts. BIS technology is installed in approximately 32 percent of all domestic operating rooms and is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems. For more information, visit Aspect’s web site at http://www.aspectmedical.com.

Safe Harbor Statement

Certain statements in this release are forward-looking and may involve risks and uncertainties, including statements concerning the use of BIS monitoring to achieve optimal anesthesia during less invasive procedures and the extent to which additional studies will be useful to establish the value of BIS monitoring in these procedures. There are a number of important factors that could cause actual results to differ materially from those indicated by these forward-looking statements. These factors include a number of risks facing the Company’s business. For example, the Company may not be able to demonstrate that BIS monitoring can be used effectively during less invasive procedures and the Company may not successfully commercialize its product for this use. There are additional factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Factors Affecting Future Operating Results” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2004, as filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s views only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. While the Company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, even if its expectations change. Therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this press release.

Aspect, Bispectral Index and BIS are registered trademarks of Aspect Medical Systems, Inc. All other trademarks, service marks and company names are the property of their respective owners.

CONTACT: Aspect Medical Systems, Inc.
Emily Anderson, 617-559-7032
Cell: 617-515-2000
eanderson@aspectms.com

Source: Aspect Medical Systems, Inc.